Exhibit 99.3

Compass Diversified Holdings
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Unaudited)

On February 26, 2018 Compass Group Diversified Holdings LLC (the "Company") and Compass Diversified Holdings ("Holdings" and together with the Company, collectively “CODI”) completed the transaction whereby one of CODI’s existing portfolio companies, Sterno Products, LLC, (“Sterno”), acquired all of the issued and outstanding capital stock of Rimports, Inc., (“Rimports”). The following pro forma condensed combined financial statements give effect to the acquisition of Rimports for a total purchase price of approximately $145.0 million, as further described in the Form 8-K that we filed on February 27, 2018. The following pro forma condensed combined financial statements also give effect to the acquisition of Foam Fabricators, Inc. ("Foam Fabricators") for a total purchase price of $247.5 million, as further described in the Form 8-K that we filed on February 16, 2018 and the Form 8-K/A that we filed on March 2, 2018.
The pro forma condensed combined statements of operations for the year ended December 31, 2017 give effect to the acquisitions of Foam Fabricators and Rimports as if the acquisitions had occurred on January 1, 2017. The proforma condensed combined balance sheet as of December 31, 2017 gives effect to the acquisitions of Foam Fabricators and Rimports as if the acquisition was completed on December 31, 2017.
Rimports has a February 28th year-end. The "as reported" financial information of Rimports represents the trailing twelve months ended November 30, 2017. The "as reported" financial information for Rimports is derived by combining the historical financial statements of Rimports for the nine months ended November 30, 2017 which are included elsewhere in this 8-K, and the three months ended February 28, 2017. The three months ended February 28, 2017 were derived from the accounting records of Rimports. Refer to Note 2 to the unaudited pro forma condensed combined financial statements for the combining income statement of Rimports for the twelve months ended November 30, 2017. The "as reported" financial information for Holdings is derived from the audited financial statements of Holdings as of December 31, 2017 and for the year ended December 31, 2017 as filed on Form 10-K dated February 28, 2018. The "as reported" financial information of Foam Fabricators is derived from the historical financial statements of Foam Fabricators as of and for the year ended December 31, 2017 as filed on Form 8-K/A on March 2, 2018.
Assumptions underlying the pro forma adjustments necessary to reasonably present this unaudited pro forma condensed combined financial information are described in the accompanying notes. The pro forma adjustments described in the accompanying notes have been made based on the available information and, in the opinion of management, are reasonable. The preliminary purchase price allocation for Rimports has not been prepared and the excess of purchase price paid less assets acquired and liabilities assumed has been allocated to goodwill for purposes of the pro forma condensed combined financial statements. The purchase price of Rimports includes a potential earn-out of up to $25 million contingent on the attainment of certain future performance criteria of Rimports for the twelve-month period from May 1, 2017 to April 30, 2018 and the fourteen month period from March 1, 2018 to April 30, 2019. The preliminary purchase price of Foam Fabricators has been allocated based on the estimated fair values as of the completion of the acquisition. The unaudited pro forma condensed combined statements of income reflect the adjustments to the historical consolidated results of operations that are expected to have a continuing effect. The unaudited pro forma condensed combined statement of income does not include certain items such as transaction costs related to the acquisitions. A full and detailed valuation of the assets and liabilities of Foam Fabricators and Rimports is in process and information related to the purchase price allocation remains pending at this time. The purchase price allocation is expected to result in a step up in the fair value of the inventory and property, plant and equipment, as well as a portion of the purchase price allocated to intangible assets. The intangible assets are expected to comprise tradenames, customer relationships and technology assets with estimated useful lives ranging from five to twenty years. The final purchase price allocation is subject to the final determination of the fair value of assets acquired and liabilities assumed and, therefore, that allocation and the resulting effect on income from operations may differ materially from the unaudited pro forma amounts included herein.
The historical consolidated financial information has been adjusted to give effect to estimated pro forma events that are directly attributable to the acquisition, factually supportable and, with respect to the unaudited pro forma condensed combined statement of income, expected to have a continuing impact on the consolidated results of operations. The unaudited pro forma condensed combined financial information should not be considered indicative of actual results that would have been achieved had the acquisition occurred on the date indicated and do not purport to indicate results of operations for any future period. You should read these unaudited pro forma condensed financial statements in conjunction with the accompanying notes, the financial statements of Rimports included in this Form 8-K and the consolidated financial statements for Holdings, including the notes thereto as previously filed.

Compass Diversified Holdings
Condensed Combined Pro Forma Balance Sheet at December 31, 2017
(unaudited)

	Compass Diversified Holdings as Reported	Foam Fabricators as Reported	Rimports as Reported	Pro Forma Adjustments		Pro Forma Combined Compass Diversified Holdings
Assets
Current assets:
Cash and cash equivalents	$39,885	$5,628	$35,358	$—		$80,871
Accounts receivable, net	215,108	21,519	36,877	—		273,504
Inventories	246,928	11,863	23,054	664	(a)	282,509
Prepaid expenses and other current assets	24,897	2,326	487	—		27,710
Total current assets	526,818	41,336	95,776	664		664,594
Property, plant and equipment, net	173,081	7,800	1,589	15,555	(a)	198,025
Goodwill	531,689	—	—	150,245	(a)	681,934
Intangible assets, net	580,517	—	—	121,392	(a)	701,909
Other non-current assets	8,198	467	40	—		8,705
Total assets	$1,820,303	$49,603	$97,405	$287,856		$2,255,167
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$84,538	$2,592	$6,076	$—		$93,206
Accrued expenses	106,873	5,121	3,022	—		115,016
Due to related party	7,796	—	—	—		7,796
Current portion, long-term debt	5,685	—	30,000	(30,000)	(b)	5,685
Other current liabilities	7,301	—	533	10,000	(a)	17,834
Total current liabilities	212,193	7,713	39,631	(20,000)		239,537
Deferred income taxes	81,049	—	—	—		81,049
Long-term debt	584,347	—	—	392,500	(c)	976,847
Other non-current liabilities	16,715	—	20	15,000	(a)	31,735
Total liabilities	894,304	7,713	39,651	387,500		1,321,455

Stockholders’ equity
Trust preferred shares, no par value	96,417	—	—	—		96,417
Trust common shares, no par value	924,680	—	—	—		924,680
Accumulated other comprehensive income (loss)	(2,573)	1,617	(372)	(1,245)	(d)	(2,573)
Accumulated deficit	(145,316)	40,273	58,126	(98,399)	(e)	(145,316)
Total stockholders’ equity attributable to Holdings	873,208	41,890	57,754	(99,644)		873,208
Noncontrolling interest	52,791	—	—	—		52,791
Total stockholders’ equity	925,999	41,890	57,754	(99,644)		925,999
Total liabilities and stockholders’ equity	$1,820,303	$49,603	$97,405	$287,856		$2,255,167

Refer to accompanying notes.

Compass Diversified Holdings
Condensed Combined Pro Forma Statement of Operations
for the year ended December 31, 2017
(unaudited)

(in thousands, except per share data)	Compass Diversified Holdings as Reported	Foam Fabricators as Reported	Rimports as Reported	Pro Forma Adjustments		Pro Forma Combined Compass Diversified Holdings
Net sales	$1,269,729	$126,389	$155,361	$—		$1,551,479
Cost of sales	822,020	86,715	113,030	1,786	(f)	1,023,551
Gross profit	447,709	39,674	42,331	(1,786)		527,928

Operating expenses:
Selling, general and administrative expense	318,484	12,401	8,524	—		339,409
Management fees	32,693	—	—	7,850	(g)	40,543
Amortization expense	52,003	—	—	8,233	(h)	60,236
Impairment expense	17,325	—	—	—		17,325
Operating income	27,204	27,273	33,807	(17,869)		70,415

Other income (expense)
Interest expense, net	(27,623)	(55)	(449)	(14,411)	(i)	(42,538)
Amortization of debt issuance cost	(4,002)	—	—	—		(4,002)
Gain on equity method investment	(5,620)	—	—	—		(5,620)
Other income (expense), net	2,634	—	44	—		2,678
Income before income taxes	(7,407)	27,218	33,402	(32,280)		20,933
Provision for income taxes	(40,679)	1,172	—	8,160	(j)	(31,347)
Net income	33,272	26,046	33,402	(40,440)		52,280
Net income attributable to noncontrolling interest	5,621	—	—	—		5,621
Net income (loss) attributable to Holdings	$27,651	$26,046	$33,402	$(40,440)		$46,659

Basic and fully diluted loss per share attributable to Holdings	$(0.45)					$(0.13)

Weighted average number of shares	59,900					59,900

Refer to accompanying notes.

Compass Diversified Holdings
Notes to Pro Forma Condensed Combined Financial Statements
(Unaudited)

Pro forma information is intended to reflect the impact of the acquisitions of Foam Fabricators and Rimports on the Company’s historical financial position and results of operations through adjustments that are directly attributable to the transaction, that are factually supportable and, with respect to the pro forma statements of operations, that are expected to have a continuing impact. This information in Note 1 provides a description of each of the pro forma adjustments from each line item in the pro forma condensed combined financial statements together with information explaining how the adjustments were derived or calculated. The information in Note 2 provides the derivation of the statement of income of Rimports for the twelve months ended November 30, 2017. The information in Note 3 provides a description of the adjustments to fair value for Foam Fabricators and how those adjustments were determined based on a preliminary purchase price allocation. A full and detailed valuation of the assets and liabilities of Rimports is in process and the information related to the purchase price allocation remains pending at this time. The purchase price allocation for Rimports is expected to result in a step up in the fair value of the inventory and property, plant and equipment, as well as a portion of the purchase price allocated to intangible assets. For purposes of the pro forma condensed combined financial statements, the Rimports excess of purchase price paid less assets acquired and liabilities assumed, including a potential earnout, has been allocated to goodwill. All amounts are in thousands of dollars ($000's).
Note 1. Pro Forma Adjustments

Balance Sheet
The following adjustments correspond to those included in the unaudited condensed combined pro forma balance sheet as of December 31, 2017:

(a)    The following reflects the adjustments necessary to allocate the excess of the purchase price for the acquisitions of Foam Fabricators and Rimports. The purchase price allocation for Foam Fabricators is based on a preliminary purchase price allocation and is subject to adjustment. The adjustment to inventory represents the estimated adjustment to step up Foam Fabricator's finished goods to fair value. The fair value was determined based on estimated selling price of finished goods and a normal profit margin on those selling costs. After the acquisition, the step-up in inventory will increase costs of sales over approximately two months as the inventory is sold. This increase is not reflected in the pro forma condensed combined financial statement of operations because it does not have a continuing impact on the results of operations. The purchase price of Rimports includes a potential earn-out of up to $25 million contingent on the attainment of certain future performance criteria of Rimports for the twelve-month period from May 1, 2017 to April 30, 2018 and the fourteen month period from March 1, 2018 to April 30, 2019. The fair value of the contingent consideration related to the earn-out has not yet been determined therefore the contingent consideration is reflected in the condensed combined pro forma balance sheet at the full settlement amount.

	Foam Fabricators	Rimports	Total
Inventory	$664	$—	$664
Property, plant and equipment	15,555	—	15,555
Intangibles	121,392	—	121,392
Goodwill	67,999	82,246	150,245
	$205,610	$82,246	$287,856

Contingent consideration - current	$—	$10,000	$10,000
Contingent consideration - long-term	—	15,000	15,000
	$—	$25,000	$25,000

(b)    Represents the elimination of historical Rimports indebtedness that was paid off using the acquisition proceeds.

	Foam Fabricators	Rimports	Total
Line of credit facility	$—	$(30,000)	$(30,000)

(c)    The following reflects the draw down on the 2014 Revolving Credit Facility to reflect the financing of the acquisitions.

	Foam Fabricators	Rimports	Total
Revolving credit facility	$247,500	$145,000	$392,500

(d)     Represents the elimination of accumulated other comprehensive income of Foam Fabricators and Rimports.

	Foam Fabricators	Rimports	Total
Accumulated other comprehensive income (loss)	$(1,617)	$372	$(1,245)

(e)    Represents the elimination of historical stockholders' equity of Foam Fabricators and Rimports. The elimination of historical additional-paid-in-capital and common stock held in treasury has been combined with accumulated deficit in the accompanying condensed combined pro forma balance sheet as of December 31, 2017 to conform with the presentation of the Company's stockholders' equity.

	Foam Fabricators	Rimports	Total
Common stock	$(1)	$—
Additional paid in capital	(677)	—
Retained earnings	(60,095)	(58,126)
Treasury stock	20,500	—
Total Stockholders' equity	$(40,273)	$(58,126)	$(98,399)

Statement of Operations

The following adjustments correspond to those included in the unaudited condensed combined pro forma statements of operations for all periods presented:

(f)     To record the adjustment to depreciation expense included in cost of sales related to the fair value preliminary purchase price allocation of the property, plant and equipment of Foam Fabricators.

Foam Fabricators
Depreciation expense	$1,786

(g)    To record the annual management fee payable to Compass Group Management (our Manager) calculated as 2% of the aggregate purchase price of Foam Fabricators and Rimports.

	Foam Fabricators	Rimports	Total
Capitalized Purchase Price	$247,500	$145,000
	2%	2%
Management fee	$4,950	$2,900	$7,850

(h)     To record the adjustment to amortization expense for the revised intangible assets associated with the preliminary purchase price allocation of Foam Fabricators. See Note 3. for the detail of intangible assets.

Foam Fabricators
Amortization expense	$8,233

(i)    To record the reversal of historical interest expense and record the interest expense associated with the $247.5 million and $145 million, respectively, of revolver borrowings used to fund the acquisitions of Foam Fabricators and Rimports, offset by lower commitment fees (unused fees) on the revolving credit facility. The annual interest rate assumed was 4.40% for the revolving credit facility based on the average rate at December 31, 2017.

	Foam Fabricators	Rimports	Total
Historical interest expense	$(55)	$(449)

Revolver borrowings	$247,500	$145,000
	4.40%	4.40%
	10,890	6,380
Less: Commitment fee	247,500	145,000
	0.60%	0.60%
	1,485	870
Revised interest expense	$9,405	$5,510

Adjusted interest expense	$9,350	$5,061	$14,411

(j)     Foam Fabricators was an S corporation under Section 1362 of the Internal Revenue Code, and accordingly, taxable income of Foam Fabricators flowed through to its stockholder. Foam Fabricators provided for certain federal, foreign and state income taxes as required by federal and state S corporation tax regulations. Accordingly, Foam Fabricators' tax provision for the year ending December 31, 2017 generally represented income taxes incurred by its Mexican subsidiaries. The Company, through a wholly owned subsidiary, purchased 100% of the outstanding stock of Foam Fabricators in February 2018 in a taxable transaction. The Company and the selling shareholder have agreed to make a joint Section 338(h)(10) election which will treat the acquisition as a deemed asset purchase for United States Federal income tax purposes. Treating the acquisition as an asset acquisition for United States federal income tax purposes allows for a step-up in the tax basis of Foam Fabricator's assets, therefore the Company expects to benefit from the increased depreciation and amortization deductions that will result from any step-up in basis. Any premium paid in excess of Foam Fabricator's tangible property may be allocated to intangible assets (including goodwill), which may be amortized on a straight-line basis over a fifteen year period for federal income tax purposes. The Company therefore does not expect to incur significant federal current income tax expense during the initial years of ownership, and has not added a pro forma adjustment to reflect the change in status from S-Corporation to C-Corporation that occurred at acquisition.
Rimports was organized as a limited liability company and elected to be taxed under the partnership provisions of the Internal Revenue Code through July 31, 2015. Effective August 1, 2015, Rimports elected to be taxed as an S Corporation. Under those provisions, Rimports does not pay federal corporate income tax on its earned income. Instead, the members/ shareholders are liable for individual federal income taxes on earned income. Therefore, no provision or liability for income taxes is included in the as reported financial statements for the twelve months ended November 30, 2017. The acquiring entity of Rimports is a C-corporation and a pro forma adjustment has been added to reflect expected income tax expense. The earnings before income taxes of Rimports for the twelve months ended November 30, 2017 was multiplied by the the effective tax rate of Sterno Products, LLC, which acquired Rimports on February 26, 2018, for the year ended December 31, 2017 of 24.4% to derive the income tax expense related to Rimports for the proforma consolidated income statement.

	Foam Fabricators	Rimports	Total
Income tax expense	$—	$8,160	$8,160

Note 2. Combining Income Statement of Rimports

For purposes of the pro forma income statement, Rimports represents the twelve months ended November 30, 2017, which was prepared by combining the three months ended February 28, 2017 and the nine months ended November 30, 2017. The nine months ended November 30, 2017 are derived from the unaudited interim consolidated financial statements of Rimports as of and for the nine months ended November 30, 2017. The three months ended February 28, 2017 is derived from the books and records of Rimports. The following table the Rimports income statement for the twelve months ended November 30, 2017 (in thousands):

	Three months ended	Nine months ended	Twelve months ended
	February 28, 2017	November 30, 2017	November 30, 2017

Net sales	$29,228	$126,133	$155,361
Cost of goods sold	21,832	91,198	113,030
Gross profit	7,396	34,935	42,331
Operating expenses :
S,G&A	1,967	6,557	8,524
Operating income	5,429	28,378	33,807

Other income (expense)	54	(10)	44
Interest expense	(132)	(317)	(449)
Income before income taxes	5,351	28,051	33,402

Income tax expense	—	—	—
Net income	$5,351	$28,051	$33,402

Note 3. Purchase Price Allocation

The following table summarizes the preliminary purchase price for the Foam Fabricators and Rimports acquisitions (in thousands):

Acquisition Consideration
	Foam Fabricators	Rimports	Total
Aggregate purchase price	$247,500	$145,000
Working capital adjustment	1,967	(4,021)
Other adjustments	(1,212)	(62)
Cash acquired	3,646	9,500
Total estimated purchase price	$251,901	$150,417	$402,318

The purchase price is preliminary and is subject to adjustment based upon the difference between the estimated net working capital to be transferred and the actual amount of working capital transferred on the date of closing. The initial purchase price has been allocated to the acquired assets and assumed liabilities based on estimated fair values. The purchase price allocation is preliminary pending a final determination of the fair values of the assets and liabilities. The table below provides the provisional recording of assets acquired and liabilities assumed as of the acquisition date. The amounts recorded for property, plant and equipment, intangible assets and goodwill are preliminary pending finalization of valuation efforts.

	Foam Fabricators	Rimports	Total
(in thousands)
Assets:
Cash	$6,282	$10,025	$16,307
Accounts receivable	19,058	21,431	40,489
Inventory	13,218	29,691	42,909
Property, plant and equipment	23,485	1,493	24,978
Intangible assets	121,992	—	121,992
Goodwill	70,889	120,732	191,621
Other current and noncurrent assets	2,945	1,079	4,024
Total assets	257,869	184,451	442,320
Liabilities:
Current liabilities	5,968	19,034	25,002
Other liabilities	115,033	15,000	130,033
	121,001	34,034	155,035

Net assets acquired	136,868	150,417	287,285
Intercompany loans	115,033	—	115,033
	$251,901	$150,417	$402,318

The preliminary purchase allocation for Foam Fabricators presented above is based upon management's estimate of the fair values using valuation techniques including income, cost and market approaches. In estimating the fair value of the acquired assets and assumed liabilities, the fair value estimates are based on, but not limited to, expected future revenue and cash flows, expected future growth rates and estimated discount rates. Current and noncurrent assets and current and other liabilities are estimated at their historical carrying values. Property, plant and equipment is valued through a preliminary purchase price appraisal and will be depreciated on a straight-line basis over the respective remaining useful lives. Goodwill is calculated as the excess of the consideration transferred over the fair value of the identifiable net assets and represents the future economic benefits expected to arise from other intangible assets acquired that do not qualify for separate recognition, including assembled workforce and non-contractual relationships, as well as expected future synergies. The preliminary purchase price allocation of Rimports presented above is presented with current and noncurrent assets and current and other liabilities at estimated historical carrying values since the preliminary purchase price allocation has not yet been completed for Rimports. The excess of the purchase price over the net assets acquired has been allocated to goodwill.

For Foam Fabricators, the identified intangible assets are definite lived intangibles and will be amortized over the estimated useful life assigned to the underlying intangible asset. The intangible assets preliminarily recorded in connection with the Foam Fabricators acquisition are as follows (in thousands):

Intangible assets	Amount	Estimated Useful Life

Customer Relationships	$117,177	15
Tradename	4,215	10
	$121,392

The customer relationships intangible asset was valued at $117.2 million using an excess earnings methodology, in which an asset is valuable to the extent it enables its owners to earn a return in excess of the required returns on and of the other assets utilized in the business. Customer relationships intangible asset was derived using a risk-adjusted discount rate of 13.2%. The tradename intangible asset was valued using a royalty savings methodology, in which an asset is valuable to the extent that the ownership of the asset relieves the company from the obligation of paying royalties for the benefits generated by the asset.